BLUE CHIP VALUE FUND, INC. (the "Fund")
Form N-SAR
Semi-Annual Period ended June 30, 2000


SUB-ITEM 77K - Changes in Registrant's certifying accountants

On February 8, 2000, Ernst & Young LLP ("Ernst & Young") Resigned as the Fund's independent auditors. During the Fund's two most recent fiscal years ended December 31, 1999and 1998, Ernst & Young's reports on the Fund's financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Fund's two most recent fiscal years ended December 31, 1999 and 1998 and the interim period commencing January 1, 2000 and ending February 8, 2000, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements for such years. During the Fund's two most recent fiscal years and the subsequent\interim period ended February 8, 2000, there were no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

On February 8, 2000, after recommendation by the Board's Audit Committee, the Fund, by action of its Board of Directors, including a majority of the members of the Board of Directors who are not "interested persons" of the Fund (as that term is defined in the 1940 Act), selected Deloitte & Touche LLP ("Deloitte & Touche") as the independent auditors to audit the Fund's financial statements for the fiscal year ending December 31, 2000. During the Fund's two most recent fiscal years ended December 31, 1999 and 1998 and the subsequent interim period ended February 8, 2000, neither the Fund nor anyone on its behalf has consulted Deloitte & Touche on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Fund has requested that Ernst & Young furnish it with a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young agrees with the statements contained above. A copy of the letter from Ernst & Young to the Securities and Exchange Commission is filed as an exhibit hereto.